EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
April 28, 2004	Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY ANNOUNCES THE BUYOUT OF A CONTINGENT PAYMENT WITH UNOCAL

HOUSTON — Nuevo Energy Company (NYSE: NEV) today announced that it will pay $39.95 million to Unocal to buyout the remaining future contingent payments due to Unocal and to settle litigation related to past payments. The settlement amount will be a purchase price adjustment to crude oil and natural gas properties.

When Nuevo purchased Unocal’s California crude oil and natural gas assets in 1996, we entered into a net proceeds sharing agreement with Unocal which terminates on December 31, 2004. Pursuant to terms of this agreement, Unocal received one half of the net proceeds from the sale of crude oil production from the purchased fields if the sales price fell within a specified price-sharing band. The price-sharing band has a current minimum of approximately $22.00 per barrel and a maximum of approximately $29.00 per barrel (NYMEX) and covers approximately 25 thousand barrels per day, or about 55% of our total crude oil production.

“We are more than satisfied with the financial outcome of this settlement and the elimination of litigation risk,” commented Jim Payne, Chairman, President and CEO. “Given the current robust crude oil price environment, the contingent payment would likely have been in excess of $20 million for 2004. Disregarding the contested 2001 contingent payment and credits from purchasers of certain Nuevo oil properties in California, the 2003 contingent payment obligation was at least $16 million. As a result of this buyout, our contingent payments for 2004 and 2003 have been eliminated.”

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include the effect of the Company’s proposed merger with Plains Exploration & Production Company, whether such merge occurs, volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

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